Exhibit 16.1

February 22, 2016

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Ceres, Inc. and, under the date of November 23, 2015, we reported on the consolidated financial statements of Ceres, Inc. as of and for the years ended August 31, 2015 and 2014. On February 17, 2016, we were dismissed. We have read Ceres, Inc.’s statements included under Item 4.01 of its Form 8-K dated February 17, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with Ceres, Inc.’s statements (1) regarding the process to determine the independent registered public accounting firm, (2) regarding a reduction in audit fees for fiscal year 2016, (3) that the change was approved by the audit committee of the board of directors and ratified by the board of directors, and (4) that the audit committee approved the engagement of Marcum LLP and that the Company, nor anyone on its behalf has consulted Marcum LLP regarding (i) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Ceres, Inc.’s consolidated financial statements, or (ii) any other matter.

Very truly yours,

/s/ KPMG LLP